FIRST AMENDMENT TO
DEVELOPMENT AND LICENSE AGREEMENT

THIS AGREEMENT is made, entered into and effective as of the 9th day of January 2004 between and among C and T Co. Inc ., (“C&T”) a corporation incorporated under the laws of the Province of Ontario, Axion Power Corporation (“Axion”), a Canadian federal corporation (“Axion”) and Tamboril Cigar Company (“Tamboril”), a corporation organized under the laws of the State of Delaware.

WHEREAS, on November 15, 2003 C&T and Axion entered into a Development and License Agreement which granted Axion certain rights to develop and commercialize certain patents, know-how and other intellectual property (the “Technology”) owned by C&T that relates to a hybrid lead-carbon battery/capacitor described on Schedule A to that agreement; and

WHEREAS, the Development and License Agreement provided that C&T would be entitled to receive certain license fees, royalties and equity interests in Axion as consideration for the intellectual property rights and the contingent property transfers specified therein; and

WHEREAS, Tamboril is a public company that has registered under and subject to the reporting requirements of the Securities Exchange Act of 1934 since 1996 and is traded in the over-the-counter market; and

WHEREAS, under the terms of a Reorganization Agreement dated December 31, 2003 between Tamboril, Axion and certain stockholders of Axion, Axion became a majority-owned subsidiary of Tamboril and the Axion stockholders of became stockholders of Tamboril; and

WHEREAS, under the terms of a First Addendum to the Reorganization Agreement dated January 9, 2004 between Tamboril and certain other stockholders of Axion, Axion became a wholly-owned subsidiary of Tamboril and certain principal stockholders of C&T also became stockholders of Tamboril; and

WHEREAS the parties want to formalize certain provision of the collateral agreements that were negotiated in connection with the execution of the First Addendum to the Reorganization Agreement;

NOW THEREFORE , in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1     Definitions
Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

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(a)    " Agreement " means this Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

(b)    " Claims " means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

(c)    " Encumbrances " means any pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim against the Intellectual Property, of any kind or character whatsoever;

(d)    " Intellectual Property " means:

(i)   all patents and inventions and applications thereof used in or relating to the Technology, and patents which may be issued out of current applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction, including, without limitation, those issued patents and patent applications identified in Schedule A,

(ii)    all copyrights used in or relating to the Technology, whether registered or not, including, without limitation, those copyright registrations and applications identified in Schedule A,

(iii)    all right, title and interest in and to all trade secrets used in or relating to the Technology including, without limitation, all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form, all know-how, documented research, processes, computer software and associated manuals, prototypes and other technology, methods of production, drawings, blueprints, patterns, plans, flow charts, equipment and parts lists, descriptions and related instructions, formulas, designs, manuals, records and procedures used in or relating to the Technology;

(iv)    all industrial designs or similar rights used in or relating to the Technology, whether registered or not, including, without limitation, those industrial design registrations identified in Schedule A; and

(v)    all trade-marks, trade names, designs, graphics, logos and other commercial symbols used in connection with the Technology, whether registered or not, including, without limitation, the trade-marks identified in Schedule A;

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(e)    " Intellectual Property Rights " means all right, title and interest in and to and the benefit of all of the Intellectual Property;

(f)   " License Agreement " means the Development and License Agreement between C&T and Axion dated November 15, 2003, including all schedules, and all instruments supplementing or amending or confirming such agreement;

(g)   " Person " means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, governmental authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative; and
1.2     Certain Rules of Interpretation In this Agreement:

(a)    Time is of the essence in the performance of the Parties respective obligations;

(b)    Unless otherwise specified, all references to money amounts are to U.S. Dollars;

(c)    The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such   Articles or Sections; and

(d)    The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.

1.3     Applicable Law This Agreement shall be construed in accordance with the laws of the State of Delaware.

ARTICLE 2
PURCHASE AND SALE

2.1     Transfer of Certain Intellectual Property and Contract Rights. C&T hereby sells, bargains transfers and conveys all of its residual right, title and interest in and to the Intellectual Property in exchange for 25,000,000 Tamboril warrants. The residual rights conveyed to Axion include but are not limited to:

(a)    All rights that C&T has or may have to independently exploit the Intellectual property;

(b)    All rights, powers and privileges that C&T has or may have under any pre-existing license or other agreements that grant any person other than Axion any right to exploit all or any part of the Intellectual Property for any purpose; and

(c)    All rights to fixed or contingent license fees, royalties or other payments of any nature that C&T has or may have under any pre-existing license or other

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             agreements that grant any person other than Axion any right to exploit all or any part of the Intellectual Property for any purpose.

In connection with the foregoing sale of the Intellectual Property, C&T hereby compromises, waives and surrenders all of its fixed or contingent rights to receive the share consideration specified in Section 3.1(b) of the License Agreement; the future royalty payments specified in Section 3.2 of the License Agreement; and the conditional merger consideration specified in Section 12.1 of the License Agreement.

2.2     Description of Tamboril Warrants. The Tamboril warrants specified in Section 2.1 shall be valid for a period of two years and each Tamboril Warrant shall be exercisable to purchase one share of Tamboril common stock at a price of $.125 per share. Within 30 days after the filing of its Annual Report on Form 10-KSB for the year ended December 31, 2003, Tamboril shall file a registration statement under the Securities Act of 1933 for the purpose of registering the common stock issuable upon exercise of the Tamboril warrants. If Tamboril’s registration statement does not become effective within 5 months after the original issue date of the warrants, the expiration date of the warrants will be automatically extended until the 19-month anniversary of the effective date.

2.3     Exclusion of Certain Payments. Notwithstanding any provision of this Agreement, the Intellectual Property and contract rights that C&T has transferred to Axion pursuant to Section 2.1 shall not include the fixed cash amounts payable to C&T by Axion pursuant to the License Agreement and the subsequent letter Amendment dated November 17, 2003.
2.4     Transfer and Delivery of Purchased Assets C&T shall deliver the Intellectual Property Rights to Axion, free and clear of all Encumbrances and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of the Intellectual Property Rights to Axion. On written demand by Axion, C&T shall execute and deliver to Axion all such further assignments, instruments of transfer, assurances, consents and other documents as may be reasonably requested by Axion.

2.5      Sales and Transfer Taxes Each Party shall pay direct to the appropriate taxing authorities any sales and transfer taxes, registration charges and transfer fees other than the goods and services tax ("GST") imposed under Part IX of the Excise Tax Act (Canada) payable by it, applicable in respect of the transfer of the Intellectual Property under this Agreement and, upon the reasonable request of each Party, the other Party shall furnish proof of such payment.

ARTICLE 3
SECURITY

3.1     Purchase Money Security Interest As security for payment of the excluded indebtedness referenced in Section 2.3 and described more fully in the License Agreement and the subsequent letter Amendment dated November 17, 2003, Axion hereby grants C&T a purchase money security interest in the Intellectual Property until all such

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 indebtedness shall have been paid and the common stock of Tamboril is listed on the Nasdaq Stock Market or the American Stock Exchange. C&T shall have the right to file and record this agreement or other financing statements pursuant to applicable law to evidence C&T’s security interest in the Intellectual Property. On written demand by C&T, Axion shall execute and deliver to C&T such additional documentation as C&T may reasonably request to perfect C&T’s security interest. When the excluded indebtedness referenced in Section 2.3 and described more fully in the License Agreement and the subsequent letter Amendment dated November 17, 2003 has been paid in full and the common stock of Tamboril is listed for trading on an appropriate stock market, C&T shall, at Axion’s request and expense, execute, deliver, and file and cause to be executed, delivered, and filed to and for the benefit of Axion within a reasonable period of time all instruments necessary to discharge the Security.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

C AND T CO. INC.

Per:                             Authorized Signing Officer
I have authority to bind the corporation.

AXION POWER CORPORATION

Per:                             Authorized Signing Officer
I have authority to bind the corporation.

TAMBORIL CIGAR COMPANY

Per:                             Authorized Signing Officer
I have authority to bind the corporation.

SCHEDULE A
INTELLECTUAL PROPERTY

“Technology”
The “Technology” means a hybrid lead-carbon battery/capacitor technology developed by the Vendor. The Technology includes:

(a)   Intellectual property which is described in U.S. patent 6,466,429 B1 and in related patents pending or planned;
(b)   The trade secrets and other such proprietary know-how information relating to the design and manufacturing of the Technology which are owned and controlled by the Vendor;
(c)   Unpublished trade secrets and product-specific know-how related to the performance, production techniques, and production variants of the Technology;
(d)   All enhancements or improvements by the Vendor to the Technology; and
(e)   Other such intellectual property created and owned by the Vendor, whether funded by the Vendor or by any third party.